SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ----------------------

                                  SCHEDULE 13G*
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                                                  Amendment No. 3

                                                  CHOICEPOINT INC.
                                (Name of Issuer)

                                    Common Stock
                            (Title of Class of Securities)

                                                     170388102
                                 (CUSIP Number)

                                                 December 31, 2000
             (Date of event which requires filing of this statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
     Schedule  13G is  filed:
                              [ ] Rule 13d-1(b)
                              [X] Rule 13d-1(c)
                              [ ] Rule 13d-1(d)


                           (Page 1 of 17 Pages)
----------------
[FN]
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 170388102                  13G                    Page 2 of 16 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Brahman Partners II, L.P.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                                             -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                                          80,600
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                                             -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                                          80,600
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                                          80,600
------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                                           0.20%
------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                                              PN
------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 170388102                  13G                    Page 3 of 16 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                         Brahman Institutional Partners, L.P.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                                             -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                                         186,700
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                                             -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                                         186,700
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                                         186,700
------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                                           0.46%
------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                                              PN
------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 170388102                  13G                    Page 4 of 16 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                         BY Partners, L.P.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                                             -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                                         518,200
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                                             -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                                         518,200
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                                         518,200
------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                                           1.28%
------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                                              PN
------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 170388102                  13G                    Page 5 of 16 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                         Brahman C.P.F. Partners, L.P.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                                             -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                                         111,500
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                                             -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                                         111,500
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                                         111,500
------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                                           0.27%
------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                                              PN
------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 170388102                 13G                    Page 6 of 16 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Brahman Management, L.L.C.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                                             -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                                         897,000
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                                             -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                                         897,000
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                                         897,000
------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                                           2.21%
------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                               OO;IA
------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 170388102                 13G                    Page 7 of 16 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Brahman Capital Corp.
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                                             -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                                         522,701
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                                             -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                                         522,701
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                                         522,701
------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                                           1.29%
------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                              CO;IA
------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 170388102                 13G                    Page 8 of 16 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                             Peter A. Hochfelder
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                                             -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                                         901,501
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                                             -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                                         901,501
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                                         901,501
------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                                           2.22%
------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                                              IN
------------------------------------------------------------------------------

                                      ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 170388102                 13G                    Page 9 of 16 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                                 Robert J. Sobel
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                                             -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                                         901,501
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                                             -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                                         901,501
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                                         901,501
------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                                           2.22%
------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                                              IN
------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 170388102                 13G                    Page 10 of 16 Pages

------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                              Mitchell A. Kuflik
------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
------------------------------------------------------------------------------
     (3)    SEC USE ONLY
------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                                             -0-
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                                         901,501
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                                             -0-
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                                         901,501
------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                                         901,501
------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                                           2.22%
------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                                              IN
------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 170388102                  13G                   Page 11 of 16 Pages

The Schedule 13G (the "Schedule 13G") initially filed on November 12, 1998, is hereby amended by this Amendment No. 3 to the Schedule 13G.

Item 1(a).     Name of Issuer:

     The name of the issuer is Choicepoint Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 1000 Alderman Drive, Alpharetta, GA 30005.

Item 2(a).     Name of Person Filing:

     This statement is filed by:
          (i) Brahman Partners II, L.P., a Delaware limited partnership ("Brahman II") with respect to the shares of Common Stock owned by it;
         (ii) Brahman Institutional Partners, L.P. ("Brahman Institutional"),
              a Delaware limited partnership, with respect to the shares of Common Stock owned by it;
        (iii) BY Partners, L.P. ("BY Partners") a Delaware limited partnership, with respect to the shares of Common Stock
              owned by it;
         (iv) Brahman C.P.F. Partners, L.P. ("Brahman C.P.F."), a Delaware limited partnership, with respect to the shares of Common Stock owned by it;
         (v) Brahman Management, L.L.C. ("Brahman Management"), a Delaware limited liability company and the sole general partner of
              Brahman II, Brahman Institutional, Brahman C.P.F. and BY
              Partners, with respect to the shares of Common Stock owned by Brahman II, Brahman Institutional, Brahman C.P.F. and BY
              Partners;
          (vi) Brahman Capital Corp., a Delaware corporation ("Brahman Capital"), with respect to the shares of Common Stock held for
              BY Partners and Brahman Partners II Offshore ("Brahman
              Offshore") a Cayman Islands exempted company of which Brahman Capital is the investment adviser; and
         (vii)Peter A. Hochfelder, Robert J. Sobel and Mitchell A. Kuflik, each a citizen of the United States, and together the executive officers and directors of Brahman Capital and the sole members of Brahman Management, with respect to shares of Common Stock subject to the control of Brahman Capital and Brahman Management.

              The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

CUSIP No. 170388102                  13G                   Page 12 of 16 Pages


Item 2(b).     Address of Principal Business Office or, if None, Residence:

          The address of the principal business and principal office of the Reporting Persons is 277 Park Avenue, 26th Floor, New York, New York 10172. The address of Brahman Offshore is c/o Citco, N.V., Kaya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles.

Item 2(c).     Citizenship:

          Each of Brahman II, Brahman Institutional, Brahman CPF Partners L.P., and BY Partners is a Delaware limited partnership. Brahman Management is a Delaware limited liability company. Brahman Offshore is a Cayman Islands exempted limited company. Brahman Capital is a Delaware corporation. Each of Peter A. Hochfelder, Robert J. Sobel and Mitchell A. Kuflik is a United States citizen.

Item 2(d).     Title of Class of Securities:

     Common Stock, $0.10 par value (the "Common Stock")

Item 2(e).  CUSIP Number:

     170388102

Item 3. If this  statement  is filed  pursuant to Rules  13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]   Investment Adviser in accordance with Rule
                    13d-1 (b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to 13d-1(c), check this box:  [x]

CUSIP No. 170388102                 13G                   Page 13 of 16 Pages

Item 4.   Ownership.

     A. Brahman Partners II, L.P.
              (a) Amount beneficially owned: 80,600
              (b) Percent of class: 0.20% The percentages used herein and in the rest of Item 4 are calculated based upon the 40,603,000 shares of Common Stock issued and outstanding as of October 31, 2000, as reflected in the Company's form 10Q dated November 14, 2000, for the period ending September 30, 2000.
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 80,600
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 80,600

     B. Brahman Institutional Partners, L.P.
            (a) Amount beneficially owned:  186,700
            (b) Percent of class: 0.46%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 186,700
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 186,700

     C. BY Partners, L.P.
            (a) Amount beneficially owned:  518,200
            (b) Percent of class: 1.28%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 518,200
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 518,200

     D. Brahman CPF Partners, L.P.
            (a) Amount beneficially owned:  111,500
            (b) Percent of class: 0.27%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 111,500
             (iii) Sole power to dispose or direct the disposition: -0-
              (iv) Shared power to dispose or direct the disposition: 111,500

     E. Brahman Management, L.L.C.
            (a) Amount beneficially owned:  897,000
            (b) Percent of class: 2.21%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 897,000
              (iii) Sole power to dispose or direct the disposition: -0-
(iv)     Shared power to dispose or direct the disposition: 897,000

         F. Brahman Capital Corp.
            (a) Amount beneficially owned:  522,701
            (b) Percent of class: 1.29%
               (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 522,701
                (iii) Sole power to dispose or direct the disposition: -0-
                (vi) Shared power to dispose or direct the disposition: 522,701

CUSIP No. 170388102                  13G                  Page 14 of 16 Pages

         G. Peter A. Hochfelder
            (a) Amount beneficially owned:  901,501
            (b) Percent of class: 2.22%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 901,501
             (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 901,501

         H. Robert J. Sobel
            (a) Amount beneficially owned: 901,501
            (b) Percent of class: 2.22%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote: 901,501
             (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 901,501

     I. Mitchell A. Kuflik
            (a) Amount beneficially owned: 901,501
            (b) Percent of class:  2.22%
            (c)(i) Sole power to vote or direct the vote: -0-
              (ii) Shared power to vote or direct the vote 901,501
             (iii) Sole power to dispose or direct the disposition: -0-
            (iv) Shared power to dispose or direct the disposition: 901,501

Item 5.     Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.
     Not applicable.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

CUSIP No. 170388102                  13G                   Page 15 of 16 Pages


Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2001

                                    BRAHMAN PARTNERS II, L.P.
                                    By:  BRAHMAN MANAGEMENT, L.L.C.

                                    By:/s/ Peter A. Hochfelder
                                       ---------------------------------
                                       Name:  Peter A. Hochfelder
                                       Title:  Managing Member

                                    BRAHMAN INSTITUTIONAL PARTNERS, L.P.
                                    By:  BRAHMAN MANAGEMENT, L.L.C.

                                    By:/s/ Peter A. Hochfelder
                                       ---------------------------------
                                       Name:  Peter A. Hochfelder
                                       Title:  Managing Member

                                    BY PARTNERS, L.P.
                                    By:  BRAHMAN MANAGEMENT, L.L.C.

                                    By:/s/ Peter A. Hochfelder
                                       ---------------------------------
                                       Name:  Peter A. Hochfelder
                                       Title:  Managing Member

                                    BRAHMAN C.P.F. PARTNERS, L.P.
                                    By:  BRAHMAN MANAGEMENT, L.L.C.

                                    By:/s/ Peter A. Hochfelder
                                       ---------------------------------
                                       Name:  Peter A. Hochfelder
                                       Title:  Managing Member

                                    BRAHMAN MANAGEMENT, L.L.C.

                                    By:/s/ Peter A. Hochfelder
                                       ---------------------------------
                                       Name:  Peter A. Hochfelder
                                       Title:  Managing Member

CUSIP No. 170388102                 13G                   Page 16 of 16 Pages


                                    BRAHMAN CAPITAL CORP.

                                    By:/s/ Peter A. Hochfelder
                                       ---------------------------------
                                       Name:  Peter A. Hochfelder
                                       Title:  President

                                       /s/ Peter A. Hochfelder
                                      ----------------------------------
                                      Peter A. Hochfelder

                                      /s/ Robert J. Sobel
                                      ----------------------------------
                                      Robert J. Sobel

                                      /s/ Mitchell A. Kuflik
                                     -----------------------------------
                                     Mitchell A. Kuflik